Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) made and effective as of October 19, 2017, by and between CITIZENS FIRST CORPORATION, a Kentucky corporation (“Employer”), and MARC LIVELY, an individual (“Lively”).

WHEREAS, the parties hereto entered into that certain Employment Agreement dated as of August 1, 2014 (the “Prior Agreement”), wherein Lively was employed by Employer as the Executive Vice President and Chief Credit Officer of Employer and Citizens First Bank, Inc., Employer’s wholly-owned subsidiary (the “Bank”); and

WHEREAS, the parties desire to enter into this Agreement which shall supersede the Prior Agreement in its entirety.

NOW, THEREFORE, for and in consideration of the mutual terms, conditions and benefits to be obtained by the parties to this Agreement, the receipt and sufficiency of which the parties hereby acknowledge, Employer and Lively agree as follows:

1. Employment.  Employer hereby employs Lively, and Lively hereby accepts employment with Employer, as the Executive Vice President and Chief Credit Officer of Employer and of the Bank.  Such positions are hereinafter collectively referred to as the “Position.”

2. Term of Employment.  This Agreement shall commence on and be effective as of October 19, 2017 and continue through October 18, 2020, subject to renewal and to termination in accordance with the terms of this Agreement.  This Agreement shall automatically renew at the end of the initial term and each subsequent term thereafter for a one year period, unless either Employer or Lively shall elect to terminate this Agreement by written notice to the other party hereto at least sixty (60) days prior to the end of the respective term.  However, if a Change in Control (as hereinafter defined) occurs during the term of this Agreement, including any renewal term, this Agreement’s then current term shall automatically extend for a period of one year. Lively’s initial term of employment and any subsequent renewal thereof shall hereinafter be referred to as the “Term”.  If this Agreement is not renewed as specified herein, all of Lively’s rights to compensation and fringe benefits shall terminate at the end of the Term.

3. Responsibilities in Position.  During his employment, except for illness and reasonable periods of paid time off as hereinafter provided and reasonable involvement in civic affairs and in organizations which benefit, promote or complement the interests of Employer and the Bank, and except as otherwise provided in this Agreement, or as approved by the Board of Directors of Employer, Lively shall devote substantially all of his time, attention, skill and efforts to the faithful performance of his duties hereunder and in the Position, and shall use his best efforts, skill and experience to promote the business, interests and welfare of Employer and the Bank.  Lively shall not, without the consent of the Board of Directors of Employer, be engaged in any other business activity, whether or not such activity is pursued for gain, profit or pecuniary advantage.

4. Specific Description of Authority.  Lively shall have, exercise and carry out the authorities, powers, duties and responsibilities conferred upon persons occupying each of the capacities contained in the Position by the Bylaws of Employer, as such Bylaws are from time to time in effect, and  shall observe such directions and restrictions as the Board of Directors of  Employer may from time to time confer or impose upon him. In the absence of specific directions, Lively shall discharge all of those duties and responsibilities customarily discharged by an Executive Vice President and Chief Credit Officer of a financial institution  and shall have all of the powers and authorities customarily conferred upon an individual holding such offices.

5. Compensation.  Lively’s salary (“Base Salary”) shall be $200,334 annually and shall be paid in equal bi-weekly installments.  The Compensation Committee of Employer’s Board of Directors and Lively may mutually agree to further adjust the Base Salary of Lively during the Term of this Agreement.

6. Reimbursement.  Employer will reimburse Lively for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement; provided that such expenses shall be incurred by him only pursuant to the policies and procedures of Employer, from time to time in effect, and that all such expenses must be reasonable and necessary expenses incurred by him solely for the purpose of carrying out his duties under this Agreement.  Lively shall present to Employer an itemized account of such expenses in accordance with Employer’s expense reimbursement policies.

7. Paid Time Off.  Lively shall be entitled to paid time off (“PTO”) annually pursuant to the PTO policies of Employer from time to time in effect as specified in Employer’s employee handbook.  Lively shall be responsible for arranging to have other officers of Employer discharge his duties and responsibilities during any period of PTO.  Unless Lively is incapacitated by illness or injury from performing his duties, PTO shall be taken only at such times as to cause a minimum of disruption in the business of Employer.   Unused PTO may be accrued and carried over from year to year as specified in Employer’s employee handbook.

8. Employee Benefits.  Lively shall be entitled to participate in all employee benefit programs as are conferred by Employer, from time to time, upon its other executive officers, including the following:

A. The right to participate in any health insurance program established by Employer;

B. The right to participate in any profit sharing plan,  pension plan, or other incentive program, retirement benefit plan or similar program established by Employer; provided, that Lively must be a “qualified participant,” as defined in the legal documentation establishing such plans;

C. The right to participate in any life insurance plan, short-term disability plan, or long-term disability plan established by Employer;

D. The right to participate in an annual incentive bonus program (“Incentive Payment”) based upon the achievement of certain objectives to be determined by the Compensation Committee from time to time; and

E. The right to receive annual equity awards under Employer’s 2015 Incentive Compensation Plan or any other stock or long-term incentive plans that Employer may adopt from time to time on terms and conditions no less favorable than those provided to other senior executives of the  Company.

9. Annual Evaluation.  At least annually, Employer shall devote a portion of one meeting of Employer’s Board of Directors or Compensation Committee to an evaluation of Lively’s performance as measured against specific goals and objectives as established by Employer or such committee.  If Lively is a member of the Board of Directors or such committee, he shall not be permitted to attend that part of any meeting at which his evaluation is being considered without invitation by a majority of the other Board members.

10. Termination.

A. Termination by Lively.  Lively may terminate his employment in the Position, and this Agreement, at any time during the Term, upon not less than sixty (60) days’ prior written notice to Employer; provided that Employer may, in its discretion, elect to accelerate the effective date of any resignation, and the effective date of the termination of this Agreement, upon receipt of any such notice of termination.

B. Termination by Employer.  Employer may terminate Lively’s employment (i) immediately upon notice to Lively, with Cause (as hereinafter defined), or (ii) with no less than thirty (30) days’ prior written notice to Lively, without Cause.  For purposes of this Section 10, “Cause” means that Employer’s Board of Directors  has determined in good faith that Lively has engaged in the following conduct:

[1] Lively has appropriated to his personal use funds, rights or property of Employer or of any of the customers of Employer;
[2] Lively has misrepresented or engaged in any other act of substantial dishonesty in the performance of his duties or responsibilities;

[3] Lively has, in any substantial respect, failed to discharge his duties and responsibilities in the Position, and fails or refuses to correct such failings within thirty (30) days of receipt of written notice to him from Employer of the failings, which such notice shall specifically describe Lively’s failings and the steps required to remedy same;

[4] Lively is engaging in competition with Employer in any manner or in activities harmful to the business of Employer;
[5] Lively is using alcohol, drugs or similar substances in an illegal manner;
[6] Lively has become “disabled” (as hereinafter defined);
[7] Lively is convicted of a felony, or of a substantial misdemeanor involving moral turpitude;

[8] For any reason, Employer or the Bank is unable to procure upon Lively a substantial fidelity bond, or a bonding company refuses to issue a bond to Employer or the Bank if Lively is employed in the Position;

[9] Lively is guilty of gross professional misconduct, or of a gross breach of this Agreement of such a serious nature as would reasonably render his service entirely unacceptable; or

[10] The issuance by any state or federal regulatory agency of a request or demand for removal of Lively from employment with Employer or the Bank or from any office which Lively then holds with Employer or the Bank.

C. Benefits Upon Termination. Except with respect to a termination by Employer or Lively in connection with a Change in Control, which termination shall be governed by Section 10.D and Section 10.E of this Agreement, if Lively’s employment by Employer is terminated during the Term for any reason by Employer or by Lively (in any case, the date that Lively’s employment by Employer terminates is referred to as the “Severance Date”), Employer shall have no further obligation to make or provide to Lively, and Lively shall have no further right to receive or obtain from Employer, any payments or benefits except as follows:

[1] Employer shall pay Lively any Accrued Obligations (as hereinafter defined);

[2] If, during the Term, Lively’s employment with Employer terminates as a result of termination by Employer without Cause, Employer shall (i) pay Lively (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to Lively’s Base Salary at the annualized rate in effect on the Severance Date (the “Severance Amount”), and (ii) pay the premiums required to maintain coverage for Lively and his eligible dependents under the health insurance plan of Employer or the Bank in which Lively is a participant immediately prior to the Severance Date in accordance with COBRA until the earliest of (A) the first anniversary of the Severance Date or (B) the date on which Lively is included in another employer’s benefit plans as a full-time employee.  The Severance Amount and the payment of premiums payable under Section 10.C[2](i) and (ii) are referred to as the “Severance Benefit”.

[3] Subject to Section 12, Employer shall pay the Severance Amount to Lively, at Lively’s election, (i) in a lump-sum payment on or before thirty (30) days of the Severance Date, or (ii) in equal installments in accordance with Employer’s standard payroll practices over a period of six (6) consecutive months, with the first installment payable in the month following the month in which Lively’s Separation from Service (as defined in Section 10.G) occurs.

[4] For any avoidance of doubt and for purposes of clarity, except as set forth in Sections 10.D and E, the termination of Lively’s employment for any reason other than by Employer without Cause shall only entitle Lively to the payment of the Accrued Obligations and shall not give rise to the payment of any Severance Benefits pursuant to Section 10.C[2].

[5] Notwithstanding the foregoing provisions of this Section 10.C, if Lively materially breaches his obligations under Section 23 or Section 24 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to Employer, Lively will no longer be entitled to, and Employer will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit.  In such event, the first installment of the Severance Benefit contemplated by Section 10.C[2] shall, in and of itself, constitute good and sufficient consideration for Lively’s release contemplated by Section 10.F.

[6] The foregoing provisions of this Section 10.C shall not affect: (i) Lively’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Employer welfare benefit plan; (ii) Lively’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (iii) Lively’s receipt of benefits otherwise due in accordance with the terms of Employer’s 401(k) plan (if any).

D. Termination by Employer in Connection with a Change of Control.  Notwithstanding Section 10.C of this Agreement, in the event that the employment of Lively is terminated by Employer, or its successors or assigns, during the Term, for any reason other than Cause, within six (6) months prior to a  Change of Control, or on or within one year after a Change of Control, then the following shall occur:

[1] Employer shall  pay to Lively or to his beneficiaries, dependents or estate, within thirty (30) days of the Severance Date, an amount equal to the product of (i) two (2) and (ii) the sum of (x) the amount of Lively’s Base Salary as most recently set prior to the occurrence of the Change of Control and (y) the amount equal to the “target” annual incentive under any outstanding award agreement between the Employer and Lively under the Employer’s 2014 Management Incentive Plan for the year in which the Severance Date occurs;

[2] One hundred percent (100%) of Lively’s then unvested outstanding stock options, stock appreciation rights, performance shares, performance share units,  restricted stock units and other Employer equity compensation awards (the “Equity Compensation Awards”) that vest based on time shall immediately vest. With respect to Equity Compensation Awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Employer performance, stock price, etc.), (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest (and any rights of repurchase by the Employer or restriction on sale shall lapse) and (ii) the remaining portions shall immediately vest (and any rights of repurchase by the Employer or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level; provided however, that if there is no “target” number, then the number that vests shall be 100% of the amounts that could vest with respect to that measurement period; and

[3] Employer shall pay the premiums required to maintain coverage for Lively and his eligible dependents under the health insurance plan of Employer or the Bank in which Lively is a participant immediately prior to the Change of Control in accordance with

COBRA until the earliest of (A) the first anniversary of the Severance Date or (B) the date on which Lively is included in another employer’s benefit plans as a full-time employee.

Lively shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by Lively offset in any manner the obligations of Employer hereunder, except as specifically stated in Section 10.D[3].

E. Termination by Lively in Connection with a Change of Control. Notwithstanding any other provision of this Agreement, Lively may voluntarily terminate his employment pursuant to this Agreement on or within one year after a Change of Control and shall be entitled to compensation as set forth in Section 10.D of this Agreement in the event that:

[1] the present capacity or circumstances in which Lively is employed immediately prior to the completion of the Change of Control are changed, in the reasonable opinion of Lively (including, without limitation, a reduction in responsibilities or authority or a reduction in salary);

[2] Lively is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office as of the date of the commencement of the Term of this Agreement; or

[3] Employer otherwise breaches this Agreement in any material respect.
F. Release; Exclusive Remedy.

[1] This Section 10.F shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Employer obligation to Lively pursuant to this Section 10, Lively shall, upon or promptly following (and in all events, within twenty-one (21) days of, unless a longer period of time is required by applicable law) his last day of employment with Employer, provide Employer with a valid, executed general release agreement in the form attached hereto as Exhibit A, and such release agreement shall have not been revoked by Lively pursuant to any revocation rights afforded by applicable law. Lively agrees to resign, on the Severance Date, as an officer and director of Employer and any Affiliate of Employer, as applicable, and as a fiduciary of any benefit plan of Employer or any Affiliate of Employer, as applicable, and to promptly execute and provide to Employer any further documentation, as requested by Employer, to confirm such resignation.

[2] Lively agrees that the payments and benefits contemplated by this Section 10 shall constitute the exclusive and sole remedy for any termination of his employment and Lively covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

[3] Lively agrees that during and after his employment with or engagement by Employer or any of its Affiliates, Lively shall not make any false, defamatory or disparaging statements about Employer or its Affiliates or the officers or directors of Employer or its Affiliates. During and after Lively's employment with or engagement by Employer or any of its Affiliates, Employer agrees on behalf of itself and its Affiliates to use its commercially reasonable efforts so that neither the officers nor the directors of Employer or its Affiliates shall make any false, defamatory or disparaging statements about Lively.

G. Certain Defined Terms.
[1] As used herein, “Accrued Obligations” means:
[A] any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;

[B] any annual Incentive Payment earned by Lively for a prior completed fiscal year to the extent not theretofore paid, with such Incentive Payment to be paid no later than the date on which Employer otherwise makes cash incentive payments to other executive officers for such completed fiscal year; and

[C] any reimbursement due to Lively pursuant to Section 6 for expenses incurred by Lively on or before the Severance Date.

[2] As used herein, “Affiliate” shall refer to any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Employer. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person.

[3] As used herein, a  “Separation from Service” occurs when Lively dies, retires, or otherwise has a termination of employment with Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

[4] As used herein, a “Change of Control” shall mean any one of the following events:

[A] the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or Employer, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Bank or the Employer, as the case may be;

[B] within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Employer immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director;

[C] a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank or the Employer, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

[D] the sale, transfer or assignment of all or substantially all of the assets of the Employer and its subsidiaries to any third party.

H. Notice of Termination.  Any termination of Lively's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 26 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

I. “Golden Parachute” Provision.
[1] Any payments made to Lively pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

[2] It is the intention of the parties that none of the payments to which Lively is entitled under this Agreement will constitute a “golden parachute payment” within the meaning of 12 USC Section 1828(k)(3) or implementing regulations of the FDIC or the Board of Governors of the Federal Reserve System, the payment of which is prohibited.  Any payments made by Employer or the Bank to or for the benefit of Lively pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder including the receipt of all required approvals thereof by the FDIC.  In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a “golden parachute payment” within the meaning of 12 USC Section 1828(k)(3) or implementing regulations of the FDIC should Employer or the Bank later obtain information indicating that Lively committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

11. Section 280G Matters.Notwithstanding that the payments or benefits provided or to be provided by Employer to Lively or for his benefit pursuant to the terms of this Agreement or otherwise constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) and interest or penalties with respect to such excise tax (collectively, the "Excise Tax"), Employer shall not pay to Lively any additional amounts  to compensate Lively for such Excise Tax, or any other federal, state, local or foreign income, employment and excise taxes, payable by Lively.

12. Section 409A Matters. It is intended that (i) each payment provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if Employer determines (i) that on the date of Lively’s Separation from Service or at such other time that Employer determines to be relevant, Lively is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of Employer and (ii) that any payments to be provided to Lively pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Lively’s Separation from Service with Employer, or such shorter period that, as determined by Employer, is sufficient to avoid the imposition of Section 409A Taxes. Any payments delayed pursuant to this Section 12 shall be made in a lump sum on the first day of the seventh month following Lively’s Separation from Service, or such earlier date that, as determined by Employer, is sufficient to avoid the imposition of any Section 409A Taxes.

13. Disability.  Lively shall be deemed to be “disabled” or shall be deemed to be suffering from a “disability” under the provisions of this Agreement if a competent physician, acceptable to Lively and Employer, states in writing that it is such physician’s opinion that Lively will be permanently (or for a continuous period of four (4) calendar months) unable to perform a substantial number of the usual and customary duties of Lively’s  employment.  In the event Lively and Employer are unable to agree upon such a suitable physician for the purposes of making such a determination, then Lively and Employer shall each select a physician, and such two physicians as selected by Employer and Lively shall select a third physician who shall make the determination, and the determination made by such third physician shall be binding upon Lively and Employer.  It is further agreed that if a guardian is appointed for Lively’s person, or a conservator or curator is appointed for Lively’s estate, or he is adjudicated “incompetent” or is suffering or operating under a mental “disability” by a court of appropriate jurisdiction, then Lively shall be deemed to be “disabled” for all purposes under this Agreement. In the event Lively becomes “disabled,” then his employment and all rights to compensation and fringe benefits, except for Accrued Obligations, shall terminate effective as of the date of such disability determination.

14. Death of Lively.  Lively’s death shall terminate the Term and Lively’s employment and shall terminate all of Lively’s rights to all salary, compensation and fringe benefits, except for Accrued Obligations, effective as of the date of such death.

15. Duties Upon Termination.  Upon the termination of Lively’s employment hereunder for any reason whatsoever (including but not limited to the failure of the parties to renew this Agreement pursuant to Section 2 hereof), Lively shall promptly return to Employer any property of Employer or its subsidiaries then in Lively’s possession or control, including without limitation, any technical data, performance information and reports, sales or marketing plans, documents or other records, computer programs, discs and any other physical representations of any other information relating to Employer or its subsidiaries. Lively hereby acknowledges that any and all of such documents, items, and information are and shall remain at all times the exclusive property of Employer.

16. Faithfulness.  Lively shall diligently employ himself in the Position and in the business of Employer and shall be faithful to Employer in all transactions relating to it and its business and shall give, whenever required, a true account to Employer’s Board of Directors of all business transactions arising out of or connected with Employer and its business.  Lively shall keep Employer’s Board of Directors fully informed of all work for and transactions on behalf of Employer.  He shall not, except in accordance with regular policies of the Board of Directors from time to time in effect, borrow money in the name of Employer, use collateral owned by Employer as security for loans or lease or dispose of or in any way deal with any of the property, assets or interests of Employer other than in connection with the proper conduct of the business of Employer.

17. Nonassignability.  Neither this Agreement, nor any rights or interests hereunder, shall be assignable by Employer, or by Lively, his beneficiaries or legal representatives, without the prior written consent of the other party.  All services to be performed hereunder by Lively must be personally performed by him.

18. Consolidation, Merger or Sale of Assets.  Nothing in this Agreement shall preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to, another bank or corporation.  Upon such a consolidation, merger or transfer of assets, the successor to Employer or to all or substantially all of Employer’s business and/or assets shall be obligated to assume the obligations of Employer under this Agreement and the term “Employer,” as used herein, shall mean such other bank or corporation, as the case may be, and this Agreement shall continue in full force and effect.

19. Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of Employer and its successors and assigns, and Lively and his heirs, executors, administrators and personal representatives.

20. Amendment of Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

21. Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed to be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition in the future or as to any act other than that specifically waived.

22. Severability.  If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.

If any provisions of this Agreement shall be invalid in part, such partial invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Agreement, shall, to the extent consistent with law, continue in full force and effect.

23. Trade Secrets.  Lively shall not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any information concerning  any matters affecting or relating to Employer or the Bank, including, without limiting the generality of the foregoing, any information concerning any of its customers, its manner of operation, its plans, process or other data, without regard to whether all or any part of the foregoing matters will be deemed confidential, material or important, as the parties hereto stipulate that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of the business and goodwill of Employer and the Bank, and that any breach of the terms of this Section shall be a substantial and material breach of this Agreement.  All terms of this Section shall remain in full force and effect after the termination of Lively’s employment and of this Agreement.  Lively acknowledges that it is necessary and proper that Employer preserve and protect its proprietary rights and unique, confidential and special information and goodwill, and the confidential nature of its business and of the affairs of its and the Bank’s customers, and that it is therefore appropriate that Employer prevent Lively from engaging in any breach of the provisions of this Section.  Lively, therefore, agrees that a violation by Lively of the terms of this Section would result in irreparable and continuing injury to Employer, for which there might well be no adequate remedy at law. Therefore, in the event Lively shall fail to comply with the provisions of this Section, Employer shall be entitled to such injunctive and other relief as may be necessary or appropriate to cause Lively to comply with the provisions of this Section, and to recover, in addition to such relief, its reasonable costs and attorney’s fees incurred in obtaining same. Such right to injunctive relief shall be in addition to, and not in lieu of, such rights to damages or other remedies as Employer shall be entitled to receive.

24. Covenant Not to Compete.  Should this Agreement be terminated for any reason during the Term, Lively covenants and agrees that he will not, for a period of twelve (12) months following the date of termination of the Agreement: (i) directly or indirectly engage or participate in the operation of a financial institution or enter the employ of, or render any personal services to, or receive remuneration in the form of salary, commissions or otherwise, from any depository or other financial institution, including without limitation a  branch or loan production office, located within fifty (50) miles of any office of Employer or Bank; (ii) offer employment to, hire, solicit, divert or appropriate to himself or any other person, any business or services of any person who was an employee or an agent of Employer or the Bank at any time during the last twelve (12) months of Lively’s employment hereunder; or (iii) contact or communicate by any means either or himself or on behalf of any other person, any existing or prospective customer of Employer or the Bank on the date of Lively’s termination for the purpose of soliciting, offering or doing any type of business or services similar in nature to the business of Employer or the Bank.  Lively acknowledges that his breach of any covenant contained in this Section 24 will result in irreparable injury to Employer and its Affiliates and that the remedy at law of such parties for such a breach will be inadequate.  Accordingly, Lively agrees and consents that Employer and its Affiliates shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Lively of any covenant contained in this Section 24.  If any provision of this

Section 24 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable.

25. Withholding. Employer shall have the right to withhold from the compensation payable to Lively hereunder any amounts required by law to be withheld.

26. Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to Employer:	1065 Ashley Street, Suite 150 Bowling Green, Kentucky 42103
if to Lively:	to the address most recently on file in the payroll records of Employer.

27. Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to Lively’s employment by Employer and the Bank and supersedes the Prior Agreement in its entirety. Each of the parties acknowledges that the other party has made no agreements or representations with respect to the subject matter of this Agreement other than those hereinabove specifically set forth in this Agreement.

28. Governing Law. This Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Marc Lively MARC LIVELY
CITIZENS FIRST CORPORATION BY: /s/ Bob Hilliard TITLE: Chairman, Compensation Committee

Exhibit A

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into this ____ day of 20____, by and between ______________________, an individual (“Executive”), and Citizens First Corporation, a Kentucky corporation (the “Company”).

WHEREAS, Executive has been employed by Employer or one of its affiliates; and

WHEREAS, Executive's employment by Employer or one of its affiliates has terminated and, in connection with the Employment Agreement dated as of __________, 20____, by and between the Executive and the Company (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

1. Termination of Employment.  Executive's employment with the Company terminated on [___________________________] (the “Separation Date”). Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Executive hereby confirms that Executive does not hold any position as an officer, director, employee, member, manager and in any other capacity with the Company and each of its parents, subsidiaries and other affiliates. Executive acknowledges and agrees that Executive has received all amounts owed for Executive's regular and usual salary (including, but not limited to, any severance (other than any benefits due pursuant to the Employment Agreement), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Executive from the Company have been received.

2. Release.  Executive, for himself, and his heirs, personal representatives, executors, administrators, insurers, attorneys, successors and assigns, does hereby waive, release and forever discharge Company, all present and former subsidiaries, parents, affiliates, and related entities, their successors, assigns, present and former agents, representatives, managers, employees, officers, shareholders, principals, partners, investors, insurers, attorneys, directors and trustees (hereinafter, the “Released Parties”) from any and all claims, demands, rights, damages, costs, losses, suits, actions, causes of action, judgments, attorney’s fees, and expenses of any nature whatsoever, in law or equity, known or unknown (“Claims”) arising at any time prior to and through the date of the execution of this Agreement that might have been asserted against them by Executive, or on his behalf, including, but not limited to, any Claims that may have been asserted by or on behalf of Executive relating to his employment by Company or his separation from employment, including without limitation lost wages, reinstatement, back or front pay, bonuses, profit sharing plans, retirement plans or any benefits plans of any type or nature, all Claims for discrimination, harassment, or retaliation of any type under any federal, state or local law, ordinance or regulation, all Claims under federal, state or local whistleblower or employment laws or occupational, safety and health laws, including, but not limited to claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Americans with Disabilities Act Amendments Act, the Federal Rehabilitation Act of 1973, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Genetic Information and Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, as amended, and all whistleblower statutes administered by the U.S. Occupational Safety & Health Administration, including but not limited to the Consumer Product Safety Improvement Act and the Sarbanes Oxley Act, the False Claims Act, the Executive Retirement Income Security Act of 1974, to the extent that claims under that statute may be waived, the National Labor Relations Act, the Labor Management Relations Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform Control Act, as amended, the Fair Labor Standards Act, as amended, to the extent that such claims may be waived, KRS Chapter 337, the Worker Adjustment and Retraining Notification Act of 1988, the Consolidated Omnibus Budget Reconciliation Act, as amended, the Uniformed Services Employment and Reemployment Rights Act, as amended, and the Kentucky Civil Rights Act, KRS Chapter 344, the Kentucky Equal Opportunity Act, KRS 207.130 to KRS 207.240, or any other state or local law, regulation, ordinance, or other enactment, as well as any Claims for intentional or negligent infliction of emotional distress, defamation, invasion of privacy, tortious interference with contractual relations, wrongful discharge, constructive discharge, outrage, loss of consortium, promissory estoppel, public policy, and any contract, tort or other common law Claims for damages or equitable Claims, except for any Claims arising under this Agreement.

Executive understands and agrees that certain facts in respect of which this Agreement is made may be hereafter known to be other than or different from the facts now known or believed to be true.  Executive acknowledges that he has had the opportunity to discover and acquire any and all facts with respect to this Agreement, if any, and Executive expressly accepts and assumes the risk that the facts may be different than he understands or believes them to be, and he hereby agrees that all terms, without limitation or exception, of this Agreement shall in all respects be effective, binding, and not subject to termination or rescission because of any such difference in facts, without regard to the nature of such facts or the reason or reasons why such facts were not discovered until after the execution of this Agreement.

Executive retains the right to initiate or cooperate in any Equal Employment Opportunity Commission or other administrative charge or investigation which cannot be legally waived, but Executive gives up the right to recover any monetary damages from any Released Party as a result of such a charge.  Company agrees that Executive is not releasing any claim that the law does not permit Executive to release.

3. Covenant Not to Sue.  Executive agrees not to file a lawsuit asserting any claims that are released in this Agreement, and he waives the right to recover in any suit or other proceeding brought on his behalf.  Should Executive breach this Agreement by filing a lawsuit against any of the Released Parties based on claims he has released, except for any challenge of

Executive’s release of his claim under the Age Discrimination in Employment Act, Executive hereby agrees to pay for all costs incurred by the Released Parties in defending against such claim(s), including reasonable attorney’s fees.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

[A] In return for this Release Agreement, Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Release Agreement;
[B] Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
[C] Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

[D] Executive was given a copy of this Release Agreement on _______, 20___ and informed that he had twenty one (21) days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;

[E] Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

[F] Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

5. No Transferred Claims.    Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in collection with or arising out of any such assignment or transfer made, purported or claimed.

6. Severability.    It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Release Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Release Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7. Counterparts.  This Release Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Release Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

8. Successors.  This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.  This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company's assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

9. Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF KENTUCKY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF KENTUCKY ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF KENTUCKY TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF KENTUCKY WILL CONTROL THE INTERPRETATION AND

CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10. Modifications.    This Release Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Release Agreement, which agreement is executed by both of the parties hereto.

11. Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Release Agreement shall operate as a waiver thereof. nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12. Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Release Agreement are for the purpose of convenience only, and they neither form a part of this Release Agreement nor are they to be used in the construction or interpretation thereof.

13. Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15. Number and Gender; Examples.    Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

16. No Wrongdoing.  This Release Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission or acknowledgement by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct, all of which is expressly denied. Moreover, neither this Release Agreement nor anything in this Release Agreement shall be construed to be, or shall be, admissible in any proceeding as evidence of or an admission by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct.

This Release Agreement may be introduced, however, in any proceeding to enforce this Release Agreement or the Employment Agreement.

17. Legal Counsel; Mutual Drafting.    Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Release Agreement. Hence, in any construction to be made of this Release Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Release Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and has had ample opportunity to do so.

[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of [______________________] that the foregoing is true and correct.

EXECUTED this _____ day of ______________, 20___ at [_____________________].

“Executive”

________________________________________

Print Name:

CITIZENS FIRST CORPORATION,

a Kentucky corporation

By:______________________________________

Name:___________________________________

Title: ____________________________________

ENDORSEMENT

I, __________________________, hereby acknowledge that I was given 21 days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States and the Commonwealth of Kentucky that the foregoing is true and correct.

Executed this [_______] day of [_________________], 20_____ at [_______________________].

____________________________________

Print Name

61653635.3